Exhibit 10.18

AMENDMENT TO THE LIFEPOINT HOSPITALS

DEFERRED COMPENSATION PLAN

THIS AMENDMENT to the LifePoint Hospitals Deferred Compensation Plan (the “Plan”) is made on this 24th day of November, 2014, by LifePoint Hospitals, Inc. (the “Company”).

WHEREAS, the Company heretofore adopted the Plan for the benefit of its eligible employees;

WHEREAS, the Company has reserved the right to amend the Plan; and

WHEREAS, the Company desires to amend the Plan to allow eligible individuals to defer restricted stock units granted pursuant to the Company’s long-term incentive plan and provide certain terms for special discretionary matching contributions;

NOW, THEREFORE, the Plan is hereby amended as follows, effective November 1, 2014:

I.           The following new Section 2.10A is added:

2.10A      “Deferred Matching Contribution” means a matching contribution made by the Company pursuant to Section 3.3(b).

 II.          Subsections 3.2(b) and (c) are deleted and replaced in its entirety with the following:

(b)          Special Initial Elections. The Company may permit Eligible Individuals to make the following special initial elections in its complete and absolute discretion.

(i)          Pursuant to the terms of Treas. Reg. §1.409A-2(a)(5), if an Eligible Individual is granted a right to receive compensation in a subsequent year, subject to a condition that he or she continue to provide services for the Company for at least 12 months from the date such right is granted in order to avoid forfeiture of such right, the Eligible Individual may make an election to defer such compensation at any time within 30 days of the date he or she is granted the right to such compensation, provided the election is made at least 12 months prior to the earliest date at which the forfeiture condition could lapse.

(ii)         Pursuant to the terms of Treas. Reg. §1.409A-2(a)(8), if an Eligible Individual is granted performance-based compensation (as defined in Treas. Reg. §1.409A-1(e)), he or she may make an election to defer such performance-based compensation at any time on or before the date that is six months before the end of the performance period or such longer period as may be established by the Committee; provided, however, that the Eligible Individual performs services continuously from the later of (A) the beginning of the performance period or (B) the date the performance criteria are established through the date an election is made, and provided further that in no event may an election to defer performance-based compensation be made after such compensation has become readily ascertainable.

(c)          Limitations on the Amount of Elections. An Eligible Individual may make a Deferral election described in this Section 3.2 to defer the receipt of up to 50% of his or her annual base compensation that is paid through regular periodic payroll during each Plan Year. In addition, an Eligible Individual may defer the receipt of up to 100% of any performance-based compensation (as defined in Treas. Reg. §1.409A-1(e)), restricted stock units (provided, and only to the extent that, the award agreement for such restricted stock units permits a Deferral), or year-end bonus to be paid with respect to such Plan Year. The amount of a Deferral election shall be stated either as a dollar amount or a percentage of a Participant’s cash compensation, except as otherwise provided by the Committee. A Deferral election with respect to a bonus or performance-based compensation (as defined in Treas. Reg. §1.409A-1(e)) may be stated as an amount over a dollar threshold (e.g., 10% over $50,000). A Deferral election with respect to any award of restricted stock units pursuant to any equity-based long-term incentive plan maintained by the Company may be stated as a dollar amount or as a number of restricted stock units.

(i)          Unless otherwise specified in a Deferral election that is authorized by the Committee, the Company shall withhold the amount elected pro rata from each payroll period while the election is in effect.

(ii)         Deferrals will be withheld from a Participant’s compensation in accordance with the Participant’s written Deferral elections. The Company will withhold from that portion of a Participant’s compensation that is not deferred, in a manner determined by the Committee, applicable withholding and other taxes applicable to any Deferrals or Company Contributions.

III.         Section 3.3 is deleted and replaced in its entirety with the following:

3.3           Company Contributions.

(a)           The Company may in its discretion make a Contribution to be credited to the Account of any or all Participants and/or Eligible Individuals, or may make Contributions only to those Participants who made a Deferral election for such Plan Year. Unless otherwise specified by the Company and except as provided in subsection (b) below, Company Contributions shall be effective as of the last day of each Plan Year and shall be allocated to Accounts of Eligible Individuals who are employed or providing services on the last day of the Plan Year.

(b)          Notwithstanding any other provision to the contrary, the Company may make a Deferred Matching Contribution to the Accounts of those Participants designated by the Committee, in an amount equal to a percentage of all or a portion of a Participant’s Deferrals for such Plan Year, as determined by the Committee in its sole discretion, provided that no Deferred Matching Contributions will be made with respect to any Deferrals of base compensation and/or bonus earned, or restricted stock units granted, in any Plan Year in which the Company suspends matching contributions to the Company’s qualified retirement plans. Deferred Matching Contributions made with respect to a Participant’s Deferral of base compensation and/or bonus to be paid for the applicable Plan Year shall be effective as of the first day of the applicable Plan Year. Deferred Matching Contributions made with respect to a Participant’s Deferral of restricted stock units granted in the applicable Plan Year shall be effective as of the date the Participant’s Deferral election is effective. The Committee may impose any additional terms and conditions that are not inconsistent with the Plan on such Deferred Matching Contributions as the Committee shall determine in its sole discretion, including but not limited to additional eligibility criteria.

(c)          All elections with respect to the time and form of payment made regarding Deferrals of base compensation and/or bonus (as applicable) for a Plan Year pursuant to Section 5.1 will apply to all Company Contributions applicable to the same Plan Year, which, for the avoidance of doubt, includes Deferred Matching Contributions which relate to deferred restricted stock units granted during such Plan Year regardless of when a Participant makes an election to defer such restricted stock units.

IV.          Section 3.5 is deleted and replaced in its entirety with the following:

3.5         Vesting.

(a)          Participant Deferrals are 100% vested and nonforfeitable at all times.

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(b)          Deferred Matching Contributions are fully vested and nonforfeitable when they are credited to the Participant’s Account, provided, however, that (i) all Deferred Matching Contributions (adjusted for earnings and losses) that are made with respect to any Deferrals of base compensation and/or bonus earned, or restricted stock units granted, in any Plan Year in which the Company suspends matching contributions to the Company’s qualified retirement plans shall be forfeited; (ii) a Participant who voluntarily terminates employment within six (6) months after the Participant’s most recent deferral election will forfeit the most recent Deferred Matching Contribution, and (iii) a Participant will forfeit all Deferred Matching Contributions if (A) the Participant’s employment is terminated for “cause,” or (B) within one (1) year after the Participant’s voluntary termination of employment, the Participant violates the nonsolicitation agreement between the Participant and the Company on the Participant’s deferral election form. For purposes of this Plan, “cause” means (x) any action by the Participant constituting fraud, self-dealing, embezzlement, or dishonesty in the course of his or her employment, or (y) the conviction of the Participant of a crime involving moral turpitude or any felony.

(c)          Company Contributions other than Deferred Matching Contributions shall become vested and nonforfeitable based on a Participant’s Years of Service according to the following schedule:

Years of Service	Percent Vested
Less than 2	0%
2 or more	100%

Notwithstanding the foregoing, all Accounts shall be fully vested upon a Change in Control of the Company.

IN WITNESS WHEREOF, the undersigned has executed this instrument on behalf of the Company to amend the Plan on the date first written above, to be effective as provided herein.

By:	/s/ John P. Bumpus

Title:	Executive Vice President and Chief Administrative Officer

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